Exhibit 23.4
CONSENT OF THIRD-PARTY QUALIFIED PERSON
February 27, 2026
Project No. 6456
Via Email: MichaelBohan@coreresources.com
Executive Towers West I
1431 Opus Place, Suite 210
Downers Grove, Illinois 60515
USA
Mr. Mike Bohan
Core Natural Resources, Inc.
275 Technology Drive
Canonsburg, Pennsylvania 15317
Reference: Consent of Independent Experts
Dear Mr. Bohan:
With respect to the SEC filings by Core Natural Resources, Inc. (the "Company"), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2025, Weir International, Inc., as independent mining engineers and geologists, hereby consents to the use of information contained in the Technical Report Summary for the Leer Complex, dated February 6, 2026 and amended February 27, 2026. We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.
We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Core Natural Resources, Inc. or any of its affiliates or subsidiaries.
Respectfully submitted,
Weir International, Inc.
/s/ Fran X. Taglia
Fran X. Taglia
President